Exhibit 99.1

Civista Bancshares, Inc. Announces Fourth Quarter and Year-to-date 2022 Financial Results

Sandusky, Ohio, February 7, 2023 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and twelve month periods ending December 31, 2022.

Fourth quarter and year-to-date 2022 highlights:

•	Net income of $12.1 million, or $0.77 per diluted share, for the fourth quarter of 2022, compared to $11.0 million, or $0.73 per diluted share, for the fourth quarter of 2021.

•	Net income of $39.4 million, or $2.60 per diluted share, compared to $40.5 million, or $2.63 per diluted share, for the twelve months ended December 31, 2022 and 2021, respectively.

•	Low cost of deposits of 22 basis points and total funding costs of 102 basis points for the quarter.

•	Based on the December 31, 2022 market close share price of $22.01, the $0.14 fourth quarter dividend is equivalent to an annualized yield of 2.54% and a dividend payout ratio of 18.18%.

•	On July 1, 2022, we consummated the merger of Comunibanc Corp. with and into Civista and Henry County Bank (“HCB”), a wholly owned subsidiary of Comunibanc, with and into Civista Bank.

•	On October 3, 2022, we consummated the merger of Vision Financial Group (“VFG”), a leasing and finance company based in Pittsburgh, PA, with and into Civista Bank.

“We are extremely pleased with our fourth quarter results. Due to our strong core funding, our disciplined approach to pricing deposits and the rising interest rate environment, we had another quarter of net interest margin expansion. Our net interest margin improved 11 basis points over the linked quarter to 4.14%. In addition, loan growth for the quarter was strong and loans, exclusive of our VFG acquisition, grew by $151 million or at an annualized rate of 26%”, said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month periods ended December 31, 2022 and 2021

Net interest income increased $9.2 million, or 39.6%, for the fourth quarter of 2022 compared to the same period of 2021. Interest income increased $13.3 million while interest expense increased $4.0 million. Both increases were primarily due to increases in rates. Accretion of PPP fees was $38 thousand during the fourth quarter 2022 compared to $1.6 million for the same period in 2021.

Net interest margin increased 72 basis points to 4.14% for the fourth quarter of 2022, compared to 3.42% for the same period a year ago. The increase in margin is primarily due to increases in the volume of earning assets and to the yield on earning assets.

The increase in interest income was primarily due to a $326.0 million increase in average earning assets, which led to a $7.1 million increase in interest income. Additionally, increased interest rates led to a 118 basis point increase in asset yield and a $6.2 million increase in interest income.

Interest expense increased $4.0 million, or 284.2%, for the fourth quarter of 2022, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 70 basis points, while average interest-bearing liabilities increased $343.1 million. The increase in interest-bearing liabilities was primarily in short-term borrowings to fund growth. The increase in the funding rate is primarily due to the issuance of $75 million, 3.25% subordinated debt in November 2021. Interest-bearing deposit costs have increased 21 basis points compared to a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended December 31,
	2022			2021
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans **	$2,458,980	$33,086	5.34%	$1,973,989	$21,430	4.31%
Taxable securities ***	365,258	2,692	2.61%	285,734	1,545	2.17%
Non-taxable securities ***	264,869	2,190	3.65%	236,324	1,651	3.76%
Interest-bearing deposits in other banks	10,394	22	0.84%	277,451	108	0.15%

Total interest-earning assets ***	$3,099,501	37,990	4.81%	$2,773,498	24,734	3.63%

Noninterest-earning assets:
Cash and due from financial institutions	16,435			28,401
Premises and equipment, net	64,952			22,734
Accrued interest receivable	10,385			7,609
Intangible assets	132,516			84,541
Bank owned life insurance	53,378			46,807
Other assets	67,557			33,315
Less allowance for loan losses	(28,025)			(26,595)

Total Assets	$3,416,699			$2,970,310

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,449,412	$582	0.16%	$1,368,640	$240	0.07%
Time	260,607	907	1.38%	250,920	569	0.90%
Short-term FHLB advances	258,254	2,517	3.87%	543	1	0.73%
Long-term FHLB advances	5,694	(5)	-0.35%	75,000	195	1.03%
Fed funds purchased	543	6	4.38%
Other borrowings	16,006	334	8.28%	—	—	0.00%
Subordinated debentures	103,784	1,081	4.13%	54,961	402	2.90%
Repurchase agreements	23,429	3	0.05%	24,590	4	0.60%

Total interest-bearing liabilities	$2,117,729	5,425	1.02%	$1,774,654	1,411	0.32%

Noninterest-bearing deposits	939,736			811,053
Other liabilities	59,725			35,632
Shareholders’ equity	299,509			348,971

Total Liabilities and Shareholders’ Equity	$3,416,699			$2,970,310

Net interest income and interest rate spread		$32,565	3.80%		$23,323	3.31%

Net interest margin ***			4.14%			3.42%

*

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $582 thousand and $440 thousand for the periods ended December 31, 2022 and 2021, respectively.

**	Average balance includes nonaccrual loans
***

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $80.8 million in 2022 and by unrealized gains of $18.6 million in 2021. These adjustments were also made when calculating the yield on earning assets and the margin.

For the twelve-month periods ended December 31, 2022 and 2021

Net interest income increased $14.8 million, or 15.5%, compared to the same period in 2021.

Interest income increased $19.5 million, or 19.2%, for the twelve months of 2022. Average earning assets increased $126.4 million, resulting in an increase in interest income of $13.2 million. Average yields increased 43 basis points, resulting in an increase in interest income of $6.3 million. During the twelve-month period, the Bank had average PPP Loans totaling $10.5 million compared to $155.3 million for the same period last year. For the twelve months ended December 31, 2022, these loans had an average yield of 17.86% including the amortization of PPP fees, which increased the margin by 5 basis points.

Interest expense increased $4.7 million, or 74.9%, for the twelve months of 2022 compared to the same period of 2021. Average rates increased 22 basis points compared to 2021 and average interest-bearing liabilities increased $182.2 million, resulting in a $4.6 million increase in interest expense.

Net interest margin increased 28 basis points to 3.75% for the twelve months of 2022, compared to 3.47% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Twelve Months Ended December 31,
	2022			2021
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans **	$2,199,082	$103,151	4.69%	$2,026,907	$89,570	4.42%
Taxable securities ***	341,600	9,123	2.49%	232,813	5,473	2.41%
Non-taxable securities ***	263,981	7,859	3.56%	217,786	6,250	3.96%
Interest-bearing deposits in other banks	146,849	1,120	0.76%	347,573	449	0.13%

Total interest-earning assets ***	$2,951,512	121,253	4.12%	$2,825,079	101,742	3.69%

Noninterest-earning assets:
Cash and due from financial institutions	84,777			35,404
Premises and equipment, net	34,577			22,617
Accrued interest receivable	8,650			8,010
Intangible assets	96,492			84,747
Bank owned life insurance	50,076			46,435
Other assets	50,765			36,456
Less allowance for loan losses	(27,721)			(26,366)

Total Assets	$3,249,128			$3,032,382

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,423,134	$1,442	0.10%	$1,315,220	$1,219	0.09%
Time	253,399	2,398	0.95%	265,294	2,956	1.11%
Short-term FHLB advances	66,875	2,566	3.84%	137	1	0.73%
Long-term FHLB advances	45,325	510	1.13%	94,041	1,163	1.24%
Fed funds purchased	137	6	4.38%
Other borrowings	4,002	335	3.64%
Subordinated debentures	103,741	3,781	8.37%	35,863	955	3.28%
Repurchase agreements	22,293	11	0.05%	26,165	23	0.09%

Total interest-bearing liabilities	$1,918,906	11,049	0.58%	$1,736,720	6,317	0.36%

Noninterest-bearing deposits	937,890			907,591
Other liabilities	76,189			38,868
Shareholders’ equity	316,143			349,203

Total Liabilities and Shareholders’ Equity	$3,249,128			$3,032,382

Net interest income and interest rate spread		$110,204	3.55%		$95,425	3.33%

Net interest margin ***			3.75%			3.47%

*

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $2.09 million and $1.67 million for the periods ended December 31, 2022 and 2021, respectively.

**	Average balance includes nonaccrual loans
***

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $39.8 million in 2022 and by unrealized gains of $23.9 million in 2021. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for loan losses was $752 thousand for the fourth quarter of 2022 while there was no provision in the fourth quarter of 2021. Provision for loan losses was $1.8 million for the twelve months of 2022 compared to $830 thousand for the twelve months of 2021. The reserve ratio was 1.12% at December 31, 2022 and 1.33% at December 31, 2021. Loans outstanding at December 31, 2022 include balances acquired related to the acquisition of Comunibanc of approximately $174.3 million, and balances acquired related to the acquisition of VFG of approximately $67.2 million. These two acquired portfolios have a combined credit mark of $5.4 million.

Civista currently estimates that, upon adoption of Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), that the allowance for credit losses will increase by approximately $3.3 million. In addition, the Bank expects to recognize a liability for unfunded loan commitments of approximately $3.4 million upon adoption. The impact of adoption will not be significant to the Banks regulatory capital. The Bank will not elect to phase in the over a three-year period, the standards impact on regulatory capital as permitted by the regulatory transition rules. The Bank will finalize the adoption during the first quarter of 2023.

For the fourth quarter of 2022, noninterest income totaled $10.1 million, an increase of $3.3 million, or 47.8%, compared to the prior year’s fourth quarter.

Noninterest income

(unaudited - dollars in thousands)

	Three months ended December 31,
	2022	2021	$ change	% change
Service charges	$2,070	$1,813	$257	14.2%
Net gain/(loss) on sale of securities	—	(1)	1	100.0%
Net gain/(loss) on equity securities	162	(5)	167	N/M
Net gain on sale of loans	1,251	1,467	(216)	-14.7%
ATM/Interchange fees	1,509	1,493	16	1.1%
Wealth management fees	1,189	1,287	(98)	-7.6%
Lease revenue and residual income	2,310	—	2,310	0.0%
Bank owned life insurance	252	448	(196)	-43.8%
Swap fees	247	72	175	243.1%
Other	1,074	237	837	353.2%

Total noninterest income	$10,064	$6,811	$3,253	47.8%

N/M - not meaningful

Service charges increased due to a $145 thousand increase service charges, primarily on personal deposit accounts, and a $83 thousand increase in overdraft fees.

Net loss on equity securities increased as a result of market value increases.

Net gain on sale of loans decreased primarily because of a decrease in volume of loans sold, which was driven by increased interest rates. The volume of loans sold totaled $20.2 million and $55.1 million during the three months ended December 31, 2022 and 2021, respectively.

Lease revenue and residual income increased $2.3 million due to the acquisition of VFG.

Bank owned life insurance decreased due to a $187 thousand death benefit paid in 2021.

Swap fees increased due to the volume of swaps performed during the quarter ended December 31, 2022 as compared to the same period of 2021.

Other income increased $352 thousand due to rental income and $341 thousand due to brokerage fee income, both related to the acquisition of VFG. Additionally, mortgage servicing rights amortization increased $201 thousand.

For the twelve months ended December 31, 2022, noninterest income totaled $29.1 million, a decrease of $2.4 million, or 7.6%, compared to the same period in the prior year.

Noninterest income

(unaudited - dollars in thousands)

	Twelve months ended December 31,
	2022	2021	$ change	% change
Service charges	$7,074	$5,905	$1,169	19.8%
Net gain on sale of securities	10	1,786	(1,776)	-99.4%
Net gain/(loss) on equity securities	118	186	(68)	-36.6%
Net gain on sale of loans	3,397	8,042	(4,645)	-57.8%
ATM/Interchange fees	5,499	5,443	56	1.0%
Wealth management fees	4,902	4,857	45	0.9%
Lease revenue and residual income	2,310	—	2,310	0.0%
Bank owned life insurance	984	1,200	(216)	-18.0%
Tax refund processing fees	2,375	2,375	—	0.0%
Swap fees	247	207	40	19.3%
Other	2,160	1,451	709	48.9%

Total noninterest income	$29,076	$31,452	$(2,376)	-7.6%

Service charges increased due to a $680 thousand increase overdraft fees and a $462 thousand increase in service charges on deposit accounts.

Net gain on sale of securities decreased due to the $1.8 million nonrecurring gain on the sale of Visa Class B shares in 2021.

Net loss on equity securities increased due to market value decreases.

Net gain on sale of loans decreased primarily because of a decrease in volume of loans sold, which was driven by increased interest rates. The volume of loans sold totaled $127.8 million and $260.3 million during the twelve months ended December 31, 2022 and 2021, respectively.

Lease revenue and residual income increased due to the acquisition of Vision Financial Group.

Bank owned life insurance decreased due to a $187 thousand death benefit paid in 2021.

Other income increased due to increases in wire transfer fees, merchant credit card fees, loan servicing fees, amortization of mortgage servicing rights. Rental income increased $352 thousand and brokerage fee income increased $341 thousand, both related to the acquisition of VFG.

For the fourth quarter of 2022, noninterest expense totaled $27.3 million, an increase of $10.3 million, or 61.0%, compared to the prior year’s fourth quarter. The increase in noninterest expense includes $2.2 million of one-time costs related to the Comunibanc and VFG acquisitions.

Noninterest expense

(unaudited - dollars in thousands)

	Three months ended December 31,
	2022	2021	$ change	% change
Compensation expense	$14,407	$10,112	$4,295	42.5%
Net occupancy and equipment	4,649	1,495	3,154	211.0%
Contracted data processing	889	363	526	144.9%
Taxes and assessments	356	804	(448)	-55.7%
Professional services	1,795	460	1,335	290.2%
Amortization of intangible assets	406	222	184	82.9%
ATM/Interchange expense	589	471	118	25.1%
Marketing	444	103	341	331.1%
Software maintenance expense	993	883	110	12.5%
Other	2,773	2,049	724	35.3%

Total noninterest expense	$27,301	$16,962	$10,339	61.0%

Compensation expense increased primarily due to the acquisition of Comunibanc Corp and VFG. The quarter-to-date average full time equivalent (FTE) employees were 530.5 at December 31, 2022, an increase of 86.2 FTEs over the same period in 2021 due to the two acquisitions completed in 2022.

The increase in occupancy expense is due to increases in utilities and ground maintenance as a result of adding eight additional branches and general cost increases.

The increase in data processing expense was due to deconversion fees of $460 related to the acquisition of Comunibanc Corp.

The decrease in taxes and assessments was attributable to a $532 thousand refund of overpayment of quarterly estimated taxes paid.

Professional services increased primarily due to one-time merger related legal and audit fees of $637 thousand, accompanied by increases in accounting and tax professional fees, accompanied by increases in recruitment fees.

The increase in amortization of intangible assets is related to the merger with Comunibanc Corp.

Marketing expense increased due to a general increase in marketing and increased marketing efforts in newly acquired markets.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform, introduced in June 2021.

Other operating expenses increased primarily due to other operating expenses of VFG of $516 thousand, accompanied by increases in travel and lodging of $93 thousand, and donations of $114 thousand.

The efficiency ratio was 63.3% for the quarter ended December 31, 2022 compared to 55.5% for the quarter ended December 31, 2021. The change in the efficiency ratio is primarily due to an increase in net interest expense. partially offset by an increase in net interest income.

Civista’s effective income tax rate for the fourth quarter 2022 was 16.7% compared to 16.6% in 2021.

For the twelve months ended December 31, 2022, noninterest expense totaled $90.5 million, an increase of $12.8 million, or 16.5%, compared to the same period in the prior year. The increase in noninterest expense includes $3.8 million of one-time costs related to the Comunibanc and VFG acquisitions.

Noninterest expense

(unaudited - dollars in thousands)

	Twelve months ended December 31,
	2022	2021	$ change	% change
Compensation expense	$51,061	$44,690	$6,371	14.3%
Net occupancy and equipment	9,771	6,051	3,720	61.5%
Contracted data processing	2,788	1,725	1,063	61.6%
Taxes and assessments	2,772	3,240	(468)	-14.4%
Professional services	5,388	2,715	2,673	98.5%
Amortization of intangible assets	1,296	890	406	45.6%
ATM/Interchange expense	2,248	2,314	(66)	-2.9%
Marketing	1,513	1,103	410	37.2%
Software maintenance expense	3,433	2,755	678	24.6%
Other	10,223	12,183	(1,960)	-16.1%

Total noninterest expense	$90,493	$77,666	$12,827	16.5%

The increase in compensation expense was due to increased payroll, 401k expenses, payroll taxes and commission and incentive-based costs. Payroll and payroll related expenses increased due to annual pay increases. The additions of Comunibanc and VFG also contributed $3.4 million to the increase.

The increase in occupancy and equipment expense was primarily due to a $2.4 million increase in equipment depreciation related to the acquisition of VFG. The expense also increased related to building maintenance and deprecation, purchases of security and other equipment purchases and grounds maintenance.

Contracted data processing fees increased due deconversion fees of $1.0 million related to the acquisition of Comunibanc Corp.

Professional services primarily increased due to a $1.7 million increase in merger related expenses, accompanied by increases in legal and audit fees and consulting fees.

The increase in amortization expense is due to $428 thousand related to the acquisition of Comunibanc Corp.

Marketing expense increased due to a $233 thousand increase, primarily related to marketing efforts in newly acquired markets.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform, introduced in June 2021.

The decrease in other expense is due to the 2021 prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance. This was partially offset by a credit to the valuation adjustment for mortgage servicing rights posted in 2021 and increases in travel, lodging and meals, donations, stationery and supplies and bad check expense.

The efficiency ratio was 64.3% for the twelve months ended December 31, 2022 compared to 60.6% for the twelve months ended December 31, 2021. The change in the efficiency ratio is primarily due to an increase in noninterest expense and a decrease in noninterest interest income.

Civista’s effective income tax rate for the twelve months of 2022 was 16.2% compared to 16.2% in same period in 2021.

Balance Sheet

Total assets increased $524.9 million, or 17.4%, from December 31, 2021 to December 31, 2022, due to both organic growth and to the acquisitions of Comunibanc Corp. on July 1, 2022 and VFG on October 3, 2022. The growth from acquisitions was $234.7 million.

End of period loan balances

(unaudited - dollars in thousands)

	September 30, 2022	December 31, 2021	$ Change	% Change
Commercial and Agriculture	$278,029	$203,293	$74,736	36.8%
Paycheck protection program loans	566	43,209	(42,643)	-98.7%
Commercial Real Estate:
Owner Occupied	371,147	295,452	75,695	25.6%
Non-owner Occupied	1,018,736	829,310	189,426	22.8%
Residential Real Estate	552,781	430,060	122,721	28.5%
Real Estate Construction	243,127	157,127	86,000	54.7%
Farm Real Estate	24,708	28,419	(3,711)	-13.1%
Lease financing receivable	36,797	—	36,797	0.0%
Consumer and Other	20,775	11,009	9,766	88.7%

Total Loans	$2,546,666	$1,997,879	$548,787	27.5%

Loan balances increased $548.8 million, or 27.5% since December 31, 2021, including the $167.5 million portfolio related to Comunibanc Corp and the $67.2 million portfolio related to VFG. The growth is partially offset by a $42.6 million decrease in PPP loans. Removing the balances in the portfolios related to Comunibanc, VFG and PPP loans, the loan portfolio increased $314.1 million or 15.7%. Commercial Real Estate grew across all categories except Farm Real Estate. Even with interest rates rising, there was consistent demand in both the Non-owner Occupied and Owner Occupied categories. The growth has come from all regions and continued to be exceptionally strong in our major metropolitan areas of Cleveland, Columbus, and Cincinnati. Residential Real Estate has increased due to more need this year for the on-balance sheet products of residential construction loans, Jumbo Loans, and our Community View CRA product. Commercial and Agriculture loans continue to grow as we successfully onboard new Commercial & Industrial clients. Real Estate Construction increased as the construction demand remained steady and many of the projects are nearing completion.

Deposits

Total deposits increased $203.3 million, or 8.4%, from December 31, 2021 to December 31, 2022, due to the addition of the $203.3 million of deposits related to the Comunibanc deal.

End of period deposit balances

(unaudited - dollars in thousands)

	December 31, 2022	December 31, 2021	$ Change	% Change
Noninterest-bearing demand	$896,333	$788,906	$107,427	13.6%
Interest-bearing demand	527,879	537,510	(9,631)	-1.8%
Savings and money market	876,427	843,837	32,590	3.9%
Time deposits	319,345	246,448	72,897	29.6%

Total Deposits	$2,619,984	$2,416,701	$203,283	8.4%

The increase in noninterest-bearing demand of $107.4 million was primarily due to $71.2 million of deposits related to the merger with Comunibanc Corp and a $29.4 million increase in cash balances related to the Company’s participation in a tax refund processing program. Interest-bearing demand deposits decreased $9.6 million, attributable to decreases in business and public-fund interest bearing demand accounts of $34.3 million and $12.3 million, respectively. These decreases were partially offset by the increase in interest bearing demand deposits related to the Comunibanc merger of $36.3 million. Savings and money market balances increased $32.6 million, resulting from Comunibanc Corp balances of $79.4 million and increases in personal savings but partially offset by decreases in money market deposits of $35.5 million and brokered money market deposits of $19.1 million. Decreases in time deposits including accounts over $100K and public time deposits were partially offset by the addition of time deposits related to Comunibanc of $31.1 million combined with an increase in brokered time deposits of $90.0 million resulting in the overall increase of $73 million, year over year.

FHLB advances totaled $75.0 million at December 31, 2021. The entire outstanding balance was called in July. This was replaced by $3.6 million of term advances related to Comunibanc and to overnight advances of $393.7 million.

Stock Repurchase Program

During the twelve months of 2022, Civista repurchased 742,015 shares for $16.8 million at a weighted average price of $22.58 per share, including 392,847 shares repurchased under the previous authorization for $9.3 million. We have approximately $6.1 million remaining of the current $13.5 million repurchase authorization, which was approved in April 2022. In addition, Civista liquidated 5,403 shares held by employees, at $24.66 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity decreased $20.4 million from December 31, 2021 to December 31, 2022, primarily due to a $66.9 million increase in accumulated other comprehensive loss caused by an increase in interest rates. The increase in other comprehensive loss does not impact our regulatory capital adequacy ratios. Shareholders’ equity also decreased due to a $16.9 million repurchase of treasury shares. The decrease in equity was partially offset by a $30.9 million increase in retained earnings and a $32.4 million increase in common stock. The increase in common stock was primarily a result of shares issued related to the Comunibanc and VFG acquisitions.

Asset Quality

Civista recorded net recoveries of $118 thousand for the twelve months of 2022 compared to net recoveries of $783 thousand for the same period of 2021. The allowance for loan losses to loans ratio was 1.12% at December 31, 2022 and 1.33% at December 31, 2021.

Allowance for Loan Losses

(dollars in thousands)

	December 31, 2022	December 31, 2021
Beginning of period	$26,641	$25,028
Charge-offs	(222)	(159)
Recoveries	340	942
Provision	1,752	830

End of period	$28,511	$26,641

Non-performing assets at December 31, 2022 were $10.9 million, a 103.1% increase from December 31, 2021. The non-performing assets to assets ratio was 0.31% at December 31, 2022 and 0.18% at December 31, 2021. The allowance for loan losses to non-performing loans decreased from 496.10% at December 31, 2021 to 261.45% at December 31, 2022.

Non-performing Assets

(dollars in thousands)

	December 31, 2022	December 31, 2021
Non-accrual loans	$7,890	$3,873
Restructured loans	3,015	1,497

Total non-performing loans	10,905	5,370
Other Real Estate Owned	—	—

Total non-performing assets	$10,905	$5,370

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the fourth quarter of 2022 at 1:00 p.m. ET on Tuesday, February 7, 2023. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. 2022 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $3.5 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its subsidiary, Vision Financial Group, Inc., centered in Pittsburgh, Pennsylvania. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Interest income	$37,990	$24,735	$121,253	$101,742
Interest expense	5,425	1,412	11,049	6,317

Net interest income	32,565	23,323	110,204	95,425
Provision for loan losses	752	—	1,752	830

Net interest income after provision	31,813	23,323	108,452	94,595
Noninterest income	10,064	6,811	29,076	31,452
Noninterest expense	27,301	16,962	90,493	77,666

Income before taxes	14,576	13,172	47,035	48,381
Income tax expense	2,428	2,190	7,608	7,835

Net income	12,148	10,982	39,427	40,546

Dividends paid per common share	$0.14	$0.14	$0.56	$0.52

Earnings per common share
Basic
Net income	$12,148	$10,982	$39,427	$40,546

Less allocation of earnings and dividends to participating securities	54	51	177	173

Net income available to common shareholders - basic	$12,094	$10,931	$39,250	$40,373

Weighted average common shares outstanding	15,717,439	15,009,376	15,162,033	15,408,863
Less average participating securities	70,179	70,349	68,043	65,648

Weighted average number of shares outstanding used to calculate basic earnings per share	15,647,260	14,939,027	15,093,990	15,343,215

Earnings per common share (1)
Basic	$0.77	$0.73	$2.60	$2.63
Diluted	0.77	0.73	2.60	2.63

Selected financial ratios:
Return on average assets	1.41%	1.47%	1.21%	1.34%
Return on average equity	16.09%	12.49%	12.47%	11.61%
Dividend payout ratio	18.11%	19.13%	21.54%	19.76%
Net interest margin (tax equivalent)	4.14%	3.42%	3.75%	3.47%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
	(unaudited)	(unaudited)
Cash and due from financial institutions	$43,361	$264,239
Investment in time deposits	1,477	1,730
Investment securities	617,592	560,946
Loans held for sale	683	1,972
Loans	2,546,666	1,997,879
Less: allowance for loan losses	(28,511)	(26,641)

Net loans	2,518,155	1,971,238
Other securities	33,585	17,011
Premises and equipment, net	64,018	22,445
Goodwill and other intangibles	133,528	84,432
Bank owned life insurance	53,543	46,641
Other assets	71,888	42,251

Total assets	$3,537,830	$3,012,905

Total deposits	$2,619,984	$2,416,701
Federal Home Loan Bank advances - short term	393,700	—
Federal Home Loan Bank advances - long term	3,578	75,000
Securities sold under agreements to repurchase	25,143	25,495
Subordinated debentures	103,799	103,735
Other borrowings	15,516	—
Securities purchased payable	1,338	3,524
Tax refunds in process	278	549
Accrued expenses and other liabilities	39,658	32,689
Total shareholders’ equity	334,836	355,212

Total liabilities and shareholders’ equity	$3,537,830	$3,012,905

Shares outstanding at period end	15,728,234	14,954,200

Book value per share	$21.29	$23.75
Equity to asset ratio	9.46%	11.79%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.12%	1.33%
Non-performing assets to total assets	0.31%	0.18%
Allowance for loan losses to non-performing loans	261.45%	496.10%

Non-performing asset analysis
Nonaccrual loans	$7,890	$3,873
Troubled debt restructurings	3,015	1,497
Other real estate owned	—	—

Total	$10,905	$5,370

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets
Cash and due from banks	$43,361	$40,914	$233,281	$412,698	$264,239
Investment in time deposits	1,477	1,479	1,236	1,728	1,730
Investment securities	617,592	604,074	531,978	553,499	560,946
Loans held for sale	683	3,491	4,167	4,794	1,972
Loans	2,546,666	2,328,614	2,064,221	2,018,188	1,997,879
Allowance for loan losses	(28,511)	(27,773)	(27,435)	(27,033)	(26,641)

Net Loans	2,518,155	2,300,841	2,036,786	1,991,155	1,971,238
Other securities	33,585	18,578	18,511	18,511	17,011
Premises and equipment, net	64,018	30,168	24,151	22,110	22,445
Goodwill and other intangibles	133,528	113,206	84,021	84,251	84,432
Bank owned life insurance	53,543	53,291	47,118	46,885	46,641
Other assets	71,888	75,677	57,850	48,726	42,251

Total Assets	$3,537,830	$3,241,719	$3,039,099	$3,184,357	$3,012,905

Liabilities
Total deposits	$2,619,984	$2,708,253	$2,455,502	$2,615,137	$2,416,701
Federal Home Loan Bank advances - short term	393,700	55,000	—	—	—
Federal Home Loan Bank advances - long term	3,578	6,723	75,000	75,000	75,000
Securities sold under agreement to repurchase	25,143	20,155	17,479	23,931	25,495
Subordinated debentures	103,799	103,778	103,737	103,704	103,735
Other borrowings	15,516	—	—	—	—
Securities purchased payable	1,338	2,611	15,025	1,876	3,524
Tax refunds in process	278	2,709	39,448	10,232	549
Accrued expenses and other liabilities	39,658	39,888	30,846	26,785	32,689

Total liabilities	3,202,994	2,939,117	2,737,037	2,856,665	2,657,693

Shareholders’ Equity
Common shares	310,182	299,515	278,240	277,919	277,741
Retained earnings	156,493	146,546	137,592	131,934	125,558
Treasury shares	(73,794)	(73,641)	(67,528)	(61,472)	(56,907)
Accumulated other comprehensive income(loss)	(58,045)	(69,818)	(46,242)	(20,689)	8,820

Total shareholders’ equity	334,836	302,602	302,062	327,692	355,212

Total Liabilities and Shareholders’ Equity	$3,537,830	$3,241,719	$3,039,099	$3,184,357	$3,012,905

Quarterly Average Balances
Assets:
Earning assets	$3,099,501	$3,002,256	$2,866,362	$2,814,589	$2,773,498
Securities	630,127	622,924	556,352	575,359	522,058
Loans	2,458,980	2,289,588	2,033,378	2,006,984	1,973,989
Liabilities and Shareholders’ Equity
Total deposits	$2,649,755	$2,719,014	$2,524,971	$2,557,638	$2,430,613
Interest-bearing deposits	1,710,019	1,738,015	1,630,084	1,623,984	1,619,560
Other interest-bearing liabilities	407,710	155,077	200,005	204,299	155,094
Total shareholders’ equity	299,509	305,134	313,272	347,302	348,971

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total interest and dividend income	$37,990	$32,533	$26,064	$24,666	$24,735
Total interest expense	5,425	2,094	1,796	1,734	1,412

Net interest income	32,565	30,439	24,268	22,932	23,323
Provision for loan losses	752	300	400	300	—
Noninterest income	10,064	5,734	5,635	7,643	6,811
Noninterest expense	27,301	22,555	20,379	20,258	16,963

Income before taxes	14,576	13,318	9,124	10,017	13,171
Income tax expense	2,428	2,206	1,423	1,551	2,189

Net income	$12,148	$11,112	$7,701	$8,466	$10,982

Per share data
Earnings per common share
Basic
Net income	$12,148	$11,112	$7,701	$8,466	$10,982
Less allocation of earnings and dividends to participating securities	54	52	39	32	51

Net income available to common shareholders - basic	$12,094	$11,060	$7,662	$8,434	$10,931

Weighted average common shares outstanding	15,717,979	15,394,898	14,615,154	14,909,192	15,009,376
Less average participating securities	70,719	71,604	74,286	55,905	70,349

Weighted average number of shares outstanding used to calculate basic earnings per share	15,647,260	15,323,294	14,540,868	14,853,287	14,939,027

Earnings per common share
Basic	$0.77	$0.72	$0.53	$0.57	$0.73
Diluted	0.77	0.72	0.53	0.57	0.73

Common shares dividend paid	$2,202	$2,042	$2,091	$2,104	$2,140

Dividends paid per common share	0.14	0.14	0.14	0.14	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	December 2022	September 2022	June 2022	March 2022	December 31, 2021
Allowance for loan losses, beginning of period	$27,773	$27,435	$27,033	$26,641	$26,568
Charge-offs	(58)	(74)	(60)	(30)	(11)
Recoveries	44	112	62	122	84
Provision	752	300	400	300	—

Allowance for loan losses, end of period	$28,511	$27,773	$27,435	$27,033	$26,641

Ratios
Allowance to total loans	1.12%	1.19%	1.33%	1.34%	1.33%
Allowance to nonperforming assets	261.45%	476.24%	572.78%	501.50%	496.10%
Allowance to nonperforming loans	261.45%	476.24%	572.78%	501.50%	496.10%

Nonperforming assets
Nonperforming loans	$10,905	$5,832	$4,790	$5,390	$5,370
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$10,905	$5,832	$4,790	$5,390	$5,370

Capital and liquidity
Tier 1 leverage ratio	8.92%	9.32%	9.87%	9.50%	10.21%
Tier 1 risk-based capital ratio	10.78%	11.62%	13.63%	14.02%	14.35%
Total risk-based capital ratio	14.52%	15.62%	18.24%	18.74%	19.17%
Tangible common equity ratio (1)	5.91%	6.05%	7.38%	7.85%	9.25%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$334,836	$302,602	$302,062	$327,692	$355,212
Less: Goodwill and intangible assets	133,528	113,206	84,021	84,251	84,432

Tangible common equity (Non-GAAP)	$201,308	$189,396	$218,041	$243,441	$270,780

Total Shares Outstanding	15,728,234	15,235,545	14,537,433	14,797,232	14,954,200

Tangible book value per share	$12.80	$12.43	$15.00	$16.45	$18.11

Tangible Assets
Total Assets - GAAP	$3,537,830	$3,241,719	$3,039,099	$3,184,357	$3,011,983
Less: Goodwill and intangible assets	133,528	113,206	84,021	84,251	84,432

Tangible assets (Non-GAAP)	$3,404,302	$3,128,513	$2,955,078	$3,100,106	$2,927,551

Tangible common equity to tangible assets	5.91%	6.05%	7.38%	7.85%	9.25%